As filed with the Securities and Exchange Commission on April 15, 2015

Registration No.: 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIFIEDONLINE, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-2640971
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

4126 Leonard Drive, Fairfax, VA	22030
(Address of Principal Executive Offices)	(Zip Code)

2015 Employee Option Plan
(Full title of the plan)

Mr. Robert M. Howe, III Chief Executive Officer UnifiedOnline, Inc. 4126 Leonard Drive Fairfax, VA 22030
(Name and address of agent for service)

(816) 979-1893
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share	1,800,000	$0.02	$36,000	$4.18

(1)           To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of UnifiedOnline, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the OTC Markets on April 10, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the UnifiedOnline, Inc. 2015 Employee Option Plan, as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended ( the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.    Incorporation of Documents by Reference.

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.           Annual Report on Form 10-K for the transition period of October 1, 2013 through June 30, 2014, as filed on October 14, 2014 (File No. 000-27865);

2.           Reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since October 14, 2014; and

3.           The description of our common stock that is contained in our registration statement on Form S-1, filed with the Securities and Exchange Commission on September 29, 2012 (File No. 333-184064) under the Securities Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended, and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).  Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.  Our Certificate of Incorporation, as amended, contains a provision which eliminates,  to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

5.1	Opinion of Pearlman Schneider LLP *
10.1	UnifiedOnline, Inc. 2015 Employee Stock Plan (incorporated by reference to the Current Report on Form 8-K as filed on April 10, 2015)
23.1	Consent of D'Arelli Pruzansky, P.A.*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)*

*           Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, State of Virginia, on April 14, 2015.

UnifiedOnline, Inc.

By: /s/ Robert M. Howe, III
Robert M. Howe, III, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Howe, III	Chairman of the Board, Chief Executive Officer, principal executive officer	April 15, 2015
Robert M. Howe, III

/s/ Ellen Sondee	Chief Financial Officer, principal financial and accounting officer	April 15, 2015
Ellen Sondee

/s/ Marc I. Abrams	Director	April 15, 2015
Marc I. Abrams

The foregoing represents a majority of the Board of Directors.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Pearlman Schneider LLP *
23.1	Consent of D'Arelli Pruzansky, P.A.*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)*